UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

FILED BY THE REGISTRANT ☐
FILED BY A PARTY OTHER THAN THE REGISTRANT ☒
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Osteotech, Inc.

(Name of Registrant as Specified In Its Charter)

Heartland Advisors, Inc.
Spencer Capital Opportunity Fund, LP
Spencer Capital Management, LLC
Spencer Capital Partners, LLC
Boston Avenue Capital LLC
Gary L. Alexander
Michelle Rachael Forrest
Michael J. McConnell
Kenneth H. Shubin Stein, M.D.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Spencer Capital Opportunity Fund, L.P., Boston Avenue Capital LLC and Heartland Advisors, Inc. (the “Concerned Osteotech Stockholders”), together with the other Participants named herein, are filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of their slate of director nominees at the 2010 annual meeting of stockholders (the “Annual Meeting”) of Osteotech, Inc (the “Company”). The Concerned Osteotech Stockholders have made a definitive filing with the SEC of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of their slate of director nominees at the Annual Meeting.

On August 4, 2010, the Concerned Osteotech Stockholders published a press release announcing the issuance of a letter to the stockholders of the Company. The letter is being delivered to stockholders of the Company along with the Concerned Osteotech Stockholders’ definitive proxy statement relating to the Company’s Annual Meeting.

A copy of the press release and letter is attached hereto as Exhibit 1 and is incorporated by reference herein.

Exhibit 1

FOR IMMEDIATE RELEASE

Concerned Osteotech Stockholders Announce Nomination of Four New Members to the Board of Directors of Osteotech, Inc.

NEW YORK, August 4, 2010 – Spencer Capital Opportunity Fund, L.P., Boston Avenue Capital LLC and Heartland Advisors, Inc. (the “Concerned Osteotech Stockholders”) filed a definitive proxy statement today nominating four highly qualified healthcare and corporate finance executives to the board of Osteotech, Inc. (NASDAQ: OSTE). The Concerned Osteotech Stockholders, who have voting power over four million shares, or approximately 22.8%, of Osteotech’s outstanding common stock, encourage stockholders to vote the WHITE proxy card enclosed with their definitive proxy statement. Below is a letter, which was issued today to stockholders, explaining in detail the failures of Osteotech’s current management and board of directors. The letter also outlines Concerned Osteotech Stockholders’ vision for change at the company, as well as the exceptional qualifications of their nominees.

HEARTLAND ADVISORS, INC.	SPENCER CAPITAL OPPORTUNITY FUND, LP	BOSTON AVENUE CAPITAL LLC
SPENCER CAPITAL MANAGEMENT, LLC
SPENCER CAPITAL PARTNERS, LLC

                                                   August 4, 2010

Dear fellow Osteotech, Inc. stockholder:

     We are seeking your support to elect four new directors to the board of directors of Osteotech, Inc. at the 2010 Annual Meeting of Stockholders. We, the Concerned Osteotech Stockholders, having voting power over 4,137,855 shares or approximately 22.8% of Osteotech’s outstanding common stock, are deeply troubled by:

  the extensive decline in the stock price of Osteotech;

  the deterioration of the company’s results of operations and financial condition;

  the erosion of the company’s business;

  the company’s failure to meet expectations with respect to the launch of new products;

  overall poor corporate governance; and

  management’s lack of accountability to stockholders.

As a result of these developments, we do not believe that the current board of directors has been an effective steward for Osteotech’s stockholders. We believe that Osteotech’s success requires a significant change to the composition of the board.

     We are requesting your vote for the election of Gary L. Alexander, Michelle Rachael Forrest, Michael J. McConnell and Dr. Kenneth H. Shubin Stein to Osteotech’s board of directors. Each of these nominees has significant industry, management and financial experience. We urge you to vote for our slate by signing and returning the enclosed WHITE proxy card.

OSTEOTECH’S STOCK PRICE LAGS FAR BELOW ITS PEERS AND THE
BROADER MARKET

     While under the leadership of Osteotech’s current board and management, Osteotech’s shares have fallen by approximately 55.3% (based on the closing price on August 3, 2010) since April 2007.

     As the chart above demonstrates, an investment in Osteotech common stock on January 1, 2005 would have resulted in a nearly 42% loss by December 31, 2009. The Dow Jones Medical Supplies Index, which Osteotech has selected as the nearest comparable sector index, rose over 42% in that same period.

IN 2009, THE COMPANY BECAME UNPROFITABLE AND BURNED
THROUGH MUCH OF ITS CASH

     Osteotech lost $4.0 million in 2009, compared to a profit of $2.2 million in 2008, a decline of over 300%. In addition, the company burned through a large portion of its cash last year. The company had cash and cash equivalents of $18.8 million at the end of 2008, and was down to $10.7 million at the end of 2009. Another year like 2009 may be fatal to the company. The time for change is NOW.

THE BOARD’S POOR OVERSIGHT OF MANAGEMENT HAS CONTRIBUTED TO THE
LOSS OF KEY CUSTOMERS, REVENUE STAGNATION, DELAYED
 PRODUCT INTRODUCTIONS AND MISSED OPPORTUNITIES

Recent excessive payments to the Chairman and other related party transactions may jeopardize Osteotech’s Nasdaq listing:

     At the end of 2008, the company disclosed that all five of its non-management directors were independent. Recent payments to Mr. Fallon, the Chairman of the board,

and arrangements with Dr. Laurencin have jeopardized their independence and may cause the company to be in violation of SEC and Nasdaq rules.

  Mr. Fallon, the “non-executive” chairman of the board, received 2009 director compensation totaling $517,700, which included $90,000 for “providing assistance to management on strategic direction issues and for his work on special projects requested by the Board of Directors” and a stock option grant valued at $358,000. Mr. Fallon’s 2009 compensation exceeded the CEO’s 2009 compensation of $444,318 by over 15%.

  In June 2009, Dr. Laurencin withdrew from all committees of the company’s board of directors for unspecified reasons. Dr. Laurencin previously served on both the audit committee and the compensation committee. In March 2010, Osteotech entered into a two-year consulting agreement with Laurencin Orthopedic Associations for Dr. Laurencin’s consulting services. In its definitive proxy for the 2010 annual meeting, the company disclosed that Dr. Laurencin was independent prior to the execution of the consulting agreement, but has not disclosed why nine months prior Dr. Laurencin stepped down from the audit committee and the compensation committee, both of which require members to be independent.

  Mr. Fallon was appointed to fill Dr. Laurencin’s vacancy on the audit committee in June 2009. SEC rules relating to audit committee independence stipulate that audit committee members “may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee . . . accept directly or indirectly any consulting, advisory, or other compensatory fee from the issuer.”

  In addition, Nasdaq rules state that a director who accepts “any compensation from the company in excess of $120,000” during the prior three years other than, in relevant part, “compensation for board or board committee service” is not considered to be an “independent director.”

     We cannot determine, based on the company’s disclosure, whether the payments to Mr. Fallon violate the SEC rules for audit committee independence or would cause Mr. Fallon to fail to be considered to be an “independent director” for Nasdaq purposes. These payments are in excess of ordinary director compensation. Should these payments adversely affect Mr. Fallon’s independence, the company may be found to be out of compliance with Nasdaq listing requirements, which could result in delisting.

Loss of Key Customers:

  Osteotech’s agreements with its largest customer, Musculoskeletal Transplant Foundation (“MTF”), expired on December 31, 2008 and were not renewed. In

          2008, MTF had accounted for 14%, or roughly $14 million, of Osteotech’sconsolidated revenue.

  MTF was one of the key customers for the Client Services segment which processed allograft bone tissue. The segment, one of the company’s most profitable, virtually disappeared in 2009. MTF was also, but is no longer, a supplier of allograft bone tissue to the company.

  In the first half of 2008, another customer, Smith & Nephew, which used to distribute a private label form of Osteotech’s proprietary DBM tissue line, decided not to renew its contract, which expired in March of 2009.

Revenue stagnation

  While the loss of large customers caused a dramatic decline in 2009 revenues, prior year periods demonstrate a long period of flat revenue growth.

	FY 2006	FY 2007	FY 2008
Revenue growth	6.3%	5.0%	(0.4)%

Delayed Product Introductions:

  Plexur M®: Osteotech’s initial launch date estimate for its Plexur M® product was mid-2007. Though the company has sold Plexur M® products in limited quantities, it has not yet fully launched the product. The company announced in a press release dated May 10, 2010 that it expected to fully execute the national launch of Plexur M® during the second quarter of 2010. The company has not yet announced the full national launch of Plexur M®.

  MagniFuse™. Osteotech initially estimated that its MagniFuse™ product would be released by 2008. As with Plexur M®, the company has sold MagniFuse™ products in limited quantities, but it has not yet fully launched any MagniFuse™ products. The company announced in a press release dated May 10, 2010 that it expected to fully execute the national launch of MagniFuse™ products during the second quarter of 2010. The company has not yet announced the full national launch of MagniFuse™ products.

  DuraTech™ BioRegeneration Matrix. Osteotech initially estimated that the launch of its first HCT™ (human collagen technology) product, DuraTech™ BioRegeneration Matrix, would occur in early 2009. The company previously announced that it expects to commence marketing DuraTech™ in mid-2010. The company has not yet announced receipt of FDA clearance to market DuraTech™.

     Osteotech is not missing its launch deadlines by months, they are missing some deadlines by years! We believe Osteotech has shown a consistent pattern of over promising and under delivering.

Missed opportunities to maximize shareholder value

     On July 12, 2005, MTF, a customer that at the time represented 27% of the company’s net revenues, sent a letter to Osteotech’s board offering a cash acquisition of all of the outstanding common stock. The offering price was $6.25 per share, which was a 66% premium over the average year-to-date stock price at that time. On August 29, 2005, the Osteotech board rejected the offer. On August 3, 2010, the stock closed at $3.73; a 40% decline since the offer.

     With the deterioration of the company’s business and its failure to launch new products, we fail to grasp the board of directors’ passivity. The board has made no changes in management and it has rebuffed the advice of its large stockholders, who have recommended that the board consider maximizing stockholder value through a sale of the company. It is time to end the board’s laissez-faire attitude.

OSTEOTECH’S POOR CORPORATE GOVERNANCE PLACES THE
INTERESTS OF MANAGEMENT AHEAD OF THE STOCKHOLDERS

     Despite management’s poor performance, Osteotech’s board has approved several measures that we believe serve to weaken the stockholders’ franchise and to entrench the current board and management, including the following.

  Poison Pill: It appears that the company responded to our Schedule 13D/A filing on January 11, 2010—which announced that we had formed a group for the purposes of changing the composition of the company’s board of directors—by adopting a stockholder rights plan 10 days later. Such plans are more commonly known as “poison pills.” RiskMetrics, a proxy advisory firm, stated in its 2010 Corporate Governance Policy guide: “Institutional investors view shareholder rights plans, or poison pills, as among the most onerous of takeover defenses that may serve to entrench management and have a detrimental impact on their long- term share value.” We agree.

  Credit Agreement Poison Put: On December 29, 2009, Osteotech entered into a Revolving Credit and Security Agreement with PNC Bank, National Association, as lender and agent that includes a so-called “poison put” provision.
  A poison put is a provision in a debt agreement whereby the debt becomes dueupon a change of ownership, which is typically defined to include when amajority of the board is no longer composed of continuing directors. TheDelaware Chancery Court recently delivered an opinion regarding these types ofprovisions in which the court stated that “provisions of this kind can operate asimproper entrenchment devices that coerce stockholders into voting only forpersons approved by the incumbent board to serve as continuing directors. …”San Antonio Fire & Police Pension Fund v. Amylin Pharmaceuticals, Inc., No.4446-VCL (Del. Ch., May 12, 2009).

Exorbitant Compensation for Executives Terminated upon a Change in Control: Another measure highlighting the incumbent board’s poor corporate governance was the approval of compensation for executive officers in the event they are terminated upon a change in control. Change in control payments could amount to over 11% of the company’s market value of $67.5 million, calculated using the company’s closing stock price of $3.73 on NASDAQ as of August 3, 2010. Such payments are also almost 2.9x the company’s highest net income, $2.62 million in 2007, achieved in the last six years. We believe that change-in-control payments at these levels are exorbitant and may serve as a detractor to potential acquirers which may impair stockholder value.

Anti-Takeover Measures in Osteotech’s Bylaws: The board has included in the company’s bylaws the following provisions, each of which limits the ability of stockholders to elect and replace board members, thereby hindering the free exercise of stockholders’ franchise:

stockholders are not permitted to call special meetings;

the company’s bylaws permit the board to increase the number of directors on the board without stockholder approval; and

the bylaws stipulate a low quorum threshold (33 1/3% of the company’s outstanding shares) to conduct proceedings at annual meetings, which allows the board to act with minimal stockholder participation. This threshold is the lowest permissible by law and is much lower than the default 50% quorum requirement provided for under Delaware law.

WE BELIEVE THE CURRENT BOARD HAS DEMONSTRATED A LACK OF
ACCOUNTABILITY TO STOCKHOLDERS

     The members of the Osteotech board of directors do not have a significant ownership interest in the company. The incumbent board therefore lacks a meaningful economic interest in holding management accountable. This lack of accountability may contribute to the board’s lack of commitment to maximizing stockholder value.

     According to Osteotech’s definitive proxy statement, dated August 3, 2010, relating to the 2010 annual meeting, the five non-employee members of Osteotech’s board collectively own only 335,250 shares of stock, or roughly 1.8% of the total outstanding shares. In comparison, the concerned Osteotech stockholders collectively own 4,333,065 shares of Osteotech common stock and our nominees collectively own 536,683 shares, representing approximately 23.9% and 3.0%, respectively, of the company’s total outstanding stock.

     We believe this Board’s lack of significant stock ownership coupled with their cozy relationship with management has impaired the Board’s ability to lead Osteotech towards the higher revenue growth and profitability many of their competitors have enjoyed.

WHEN ELECTED, OUR NOMINEES WILL TAKE IMMEDIATE ACTION

     We believe that the stockholders are in the best position to determine the course of Osteotech’s future. Our nominees have the business and financial expertise necessary to help recover the stockholder value that has been lost during the past several years. Upon their election, the nominees intend to develop a strategic plan to improve the company’s overall performance and maximize value for all of the company’s stockholders. We expect that this strategic plan will comprise the following:

  Undertaking an in-depth review of the company’s business lines.

  Improving corporate governance, including redeeming the rights issued under the poison pill plan as well as cancelling the plan and removing the poison put provision from the credit agreement.

  Adopting measures designed to optimize cost structure and maximize operating efficiencies.

  Investigating the company’s product development programs.

  Retaining an investment bank to explore all alternatives for maximizing stockholder value, including a possible sale or merger of the company.

WE ARE ASKING FOR YOUR VOTE

     We believe the current board of directors has made a number of poor decisions, has too cozy a relationship with management and has failed to effectively oversee management, all of which we believe has contributed to the company’s poor valuation. By electing our highly qualified nominees, you have the opportunity to vote for directors who will be proactive and will represent your best interests in the boardroom, not their own.

     Our nominees are committed to work hard to maximize value for all stockholders. They will show their commitment by accepting no cash compensation and only receiving stock option grants at or above market value. Accordingly, they will be compensated only if they increase Osteotech’s stock price.

     We have assembled a team of individuals with the experience and complementary skill sets to improve the performance of Osteotech and increase the value of the company for all stockholders. This team combines experienced health care industry professionals with global finance experts who respect the importance of transparent and responsible corporate governance. The entire panel of nominees not only understands management, operations, marketing, sales, and finance, but has extensive research and product development experience. Our nominees have worked with both large enterprises and start-ups, navigated turnaround situations, and managed fast-growth companies. We firmly believe that our nominees will be a positive force for change at the company.

The following is a list of our nominees:

     Gary Alexander is the founder and Chief Executive Officer of Palomino Capital, a Montreal, Canada based alternative asset manager with interests in privately-held companies, real estate and hedge funds. Prior to founding Palomino in January 1994, Mr. Alexander was an associate at Montreal based By-Lynn Investments from July 1989 to December 1993. Prior to joining By-Lynn, Mr. Alexander was an associate at the law firm Schulte Roth & Zabel in New York City from August 1986 to May 1989. Mr. Alexander also serves on the boards of directors of Seventh Generation, where he serves as Compensation Committee Chairman, ABS Notebooks and RDA Capital. He holds a Bachelor of Arts degree in Industrial Relations from McGill University and a J.D. cum laude from The University of Miami School of Law, where he served as Managing Editor of The University of Miami Law Review. He is currently a member of the bar of the State of New York. Mr. Alexander was selected as a nominee because of his board and compensation committee experience, as well as his general familiarity with corporate finance.

     Michelle Rachael Forrest served until January 2010 as an associate principal at McKinsey & Corporation, a consulting company, where she worked since October 2000 specializing in pharmaceuticals and medical products, global public health, and organization practices. Ms. Forrest joined McKinsey after graduating from Columbia University School of Law with a J.D. in May 2000. Ms. Forrest earned her B.A. from Stanford University, a Master of Science degree from Oxford University and a Master of Public Health from the Johns Hopkins School of Public Health. Ms. Forrest was selected as a nominee because of her expertise in advising life sciences clients on corporate matters.

     Michael J. McConnell is the Chief Executive Officer of Collectors Universe, Inc., a third-party grading and authentication services company. From January 1995 to September 2008, Mr. McConnell was a Managing Director of Shamrock Capital Advisors, Inc., a privately-owned investment company of the Roy E. Disney family. Mr. McConnell served as a member of that firm’s Executive Committee. Prior to joining Shamrock in 1995, Mr. McConnell held various positions at PepsiCo (August 1994 to December 1994), Merrill Lynch (June 1993 to August 1993) and Kidder Peabody (October 1989 to June 1991). Mr. McConnell serves on the boards of MRV Communications, Inc., where he has served since November 2009, and Collectors Universe, Inc., where he has served since July 2007. Mr. McConnell formerly served on the boards of Ansell Limited (October 2001 to November 2005), Nuplex Industries (December 2000 to March 2002), Force Corporation (March 1999 to May 2000), iPass Inc. (February 2007 to October 2008), Neo Technology Ventures (February 1999 to June 2004), Cosmoline Limited (March 1997 to May 1999) and Port-Link International (August 2000 to November 2005). Mr. McConnell also serves on the Board of Governors of Opportunity International (August 2006 to present), the La Canada Educational

Foundation (July 2005 to June 2009) and the Finance Committee of the La Canada Presbyterian Church (September 2008 to present). Mr. McConnell received a B.A. in economics from Harvard University and his MBA degree (with distinction—Shermet Scholar) from the Darden School of the University of Virginia. Mr. McConnell was selected as a nominee because his experience as a chief executive officer of a public company, along with his service on the board of directors of a variety of public companies, would bring valuable leadership capability, business acumen and financial, operational and strategic expertise to the board.

     Dr. Kenneth Shubin Stein is currently a director of MRV Communications, Inc., where he has served since November 2009, as well as the founder of Spencer Capital Management, LLC, an investment management firm that serves as the investment manager of Spencer Capital Opportunity Fund, LP and Spencer Capital Offshore Opportunity Fund, Ltd. Dr. Shubin Stein has served as the managing member of Spencer Capital Management since its founding in December 2002. Earlier, Dr. Shubin Stein was a portfolio manager at Promethean Investment Group LLC, an investment firm, from September 2001 to December 2002, and an Orthopedic Resident at Mount Sinai Hospital from July 2000 until August 2001. Dr. Shubin Stein served as a director on the Board of Celebrate Express, Inc. from August 2006 to August 2008. He is a graduate of the Albert Einstein College of Medicine and graduated from Columbia College with dual concentrations in Premedical Studies and Political Science. Dr. Shubin Stein holds the CFA designation. Since January 2008, Dr. Shubin Stein has been an adjunct associate professor of Finance and Economics at Columbia Business School. Dr. Shubin Stein was selected as a nominee because of his expertise in healthcare, finance and corporate governance.

VOTE THE WHITE PROXY CARD TO PUT EXPERIENCED AND
COMMITTED INDUSTRY AND FINANCE PROFESSIONALS
ON THE BOARD OF OSTEOTECH

We urge all stockholders to elect our director nominees on
the enclosed WHITE proxy card today.

     Vote for much needed change at Osteotech by signing, dating and returning the enclosed WHITE proxy card. Or you may vote by telephone or internet if you own stock through a bank or broker. We urge stockholders to discard any proxy materials you receive from the Company and to vote only the WHITE proxy card.

     If you have already voted the proxy card provided by Osteotech, you have every right to change your vote by executing the enclosed WHITE proxy card - only the latest dated proxy card returned will be counted.

     Your vote is very important, regardless of how many or how few shares you own. If you have any questions, or need assistance in voting your shares, please call our proxy solicitors, Okapi Partners LLC, toll-free at 1-877-274-8654 or Email: info@okapipartners.com.

      Thank you for your support.

THE CONCERNED OSTEOTECH STOCKHOLDERS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT, DATED AUGUST 4, 2010, BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THIS SOLICITATION. SUCH DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO OUR PROXY SOLICITOR, OKAPI PARTNERS LLC, AT ITS TOLL-FREE NUMBER: (877) 274-8654.